Exhibit 10.35
MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), is entered into as of August 10, 2007 (“Effective Date”), by and between Discovery Laboratories, Inc., a Delaware corporation with a principal place of business at 2600 Kelly Road, Suite 100, Warrington, PA 18976 (“Discovery Labs”) and Kloehn Ltd., a Nevada corporation having its principal place of business at 1000 Banburry Cross Drive, Las Vegas, NV 89144 (“Kloehn”).

Whereas, Discovery Labs has entered into a strategic alliance dated December 9, 2005 (the “Chrysalis Alliance”) with Philip Morris USA Inc., d/b/a Chrysalis Technologies (“Chrysalis”) providing for the development and licensing of combination drug-device surfactant products (“Aerosol Devices”) based on Discovery Labs’ aerosolized surfactant replacement therapy (“aSRT”), consisting of devices (the “Base Units”) and related disposable delivery packets (the “DDPs”); and

Whereas, Chrysalis has entered into an agreement with Kloehn pursuant to which Kloehn is assisting Chrysalis in the engineering and development of the Base Units and DDPs, particularly in the field of manufacture and assembly of fluidic components and systems; and

Whereas, Kloehn and Discovery Labs have collaborated on the manufacture of Base Units and DDPs to be used in engineering confidence testing and in the initial Phase 2 clinical trials planned by Discovery Labs and Discovery Labs wishes to enter into an arrangement with Kloehn pursuant to which Kloehn will manufacture for Discovery certain sub-components of, and integrate those sub-components along with others that may be provided by third parties into, Base Units and DDPs in connection with Discovery Labs’ new drug application with respect to Surfaxin for the prevention of respiratory distress syndrome (RDS) in premature infants, to be filed with the United States Food and Drug Administration (the “FDA”) and, potentially, foreign regulators (the “aSRT Project”), and Kloehn is willing to provide such services (the “Services”), upon the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follow:

1.	Services.

1.1
As agreed upon by both parties, Kloehn will perform the Services related to the aSRT Project on an as-needed basis and as requested by Discovery Labs from time to time, as more particularly described in this Agreement and in applicable project work orders. The Services shall be provided on a project-by-project basis in accordance with the specifications and terms of individual project work orders (each, a "PWO"). Each PWO shall: (i) describe the activities required for the assembly of sub-components that comprise the key components of the Base Units, the DDPs, and the patient interface), the technical specifications for assembling the Devices, cost analyses and fees, performance milestones and reporting requirements, timelines and other criteria for the assembly and delivery of the Base Units and the DDPs; (ii) set forth Kloehn’s compensation for the Services; (iii) provide that the Base Units, the DDPs and related systems shall be subject to quality control testing and approval by or on behalf of Discovery prior to release for clinical trial use as set forth in the Quality Agreement between the parties dated even date herewith (the “Quality Agreement”); (iv) be signed by both parties prior to commencing work on any project; and (v) be governed by this Agreement and made a part hereof. Any proposed change to the scope of the project or estimated total project costs set forth in any PWO shall not be deemed effective unless and until such change has been agreed to in writing by the parties hereto. In the event of a conflict between the provisions of this Agreement and the provisions of a PWO or any other attachment, the terms of this Agreement shall prevail. A form of PWO is attached hereto as Attachment A.

1.2
All Services rendered under this Agreement will be performed by Kloehn: (i) with due care; (ii) in accordance with generally prevailing industry standards; (iii) in full compliance with current good clinical practices (“cGCP”) and current good manufacturing practices (“cGMP”) as specified in regulations promulgated from time to time by the FDA; (iv) in the manner and as provided in the Quality Agreement between the parties; (v) in accordance with standard operating procedures (“SOPs”) and policies that are acceptable to Discovery Labs, in its sole discretion, from time to time; and (vi) in compliance with all applicable laws and government regulatory requirements.

1.3
During the course of the aSRT Project, Kloehn shall be responsible for and use its best efforts with respect to the control of access to and utilization of all aSRT Project materials, including sub-components. Materials and sub-components vendors shall be selected as set forth in the Quality Agreement. Inventory of all aSRT Project materials and sub-components shall be tracked by Kloehn in accordance with cGMP.

1.4
Kloehn shall provide to Discovery Labs, at such intervals as Discovery Labs may reasonably request, periodic operating reports, including, but not limited to, with respect to manufacturing processes and events, inventory purchasing, storage, utilization and Base Units and DDPs inventory, in a format that is reasonably acceptable to Discovery.

1.5	Kloehn shall provide to Discovery Labs quarterly periodic financial reports, in such detail and format as is reasonably acceptable to Discovery Labs.

2.	Compensation and Payment.

2.1	Fees. In consideration for the Services rendered by Kloehn to Discovery Labs, Discovery Labs will pay Kloehn per the budget set forth in each PWO.

2.2	Invoices. Invoices submitted pursuant to a PWO should be submitted to:

 Discovery Laboratories, Inc.
 2600 Kelly Road, Suite 100
 Warrington, PA 18976-3622
 Attention: Accounts Payable

Discovery Labs shall pay Kloehn as promptly as practicable following receipt of Kloehn’s invoices, provided Kloehn has complied in all material respects with the terms of this Agreement. If any portion of an invoice is disputed, then Discovery Labs shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as possible. In the event of any overpayment by Discovery Labs, Kloehn shall promptly refund to Discovery Labs the amount of such overpayment or, if acceptable to Discovery Labs, credit the amount of such overpayment on the next invoice.

3.	Term and Termination.

3.1	This Agreement will commence on the Effective Date and shall continue to March 31, 2009 (the “Term”). The Term of this Agreement may be extended upon the mutual written agreement of the parties.

3.2
Notwithstanding the preceding paragraph, if Discovery Labs shall determine in the exercise of its reasonable judgment to terminate this Agreement (which judgment may be based upon, but not be limited to, economic or regulatory events or developments, inconclusive clinical trial results or commercial feasibility concerns, or the occurrence of events described in Section 5), Discovery Labs shall give Kloehn written notice of termination and, within sixty (60) days, Discovery Labs and Kloehn shall cooperate to develop a plan for the orderly wind-down and transfer of any Services being performed, including, without limitation, technology and inventory and related materials and property, if any, owned by Discovery Labs, all of which potential transfer activities shall be set forth in each PWO.

3.3
Upon any material breach of this Agreement by either party, the non-breaching party may terminate this Agreement upon thirty (30) days written notice to the breaching party, in accordance with the provisions of Section 3.2. The notice shall become effective at the end of the thirty (30) day period unless the breaching party cures such breach within such period. For purposes of this Agreement, material breach includes, but is not limited to, nonperformance and breach of confidential information.

3.4	Neither expiration nor termination of this Agreement shall relieve either party of its rights or obligations under Sections 3.4, 4, 6.4, 6.5, 6.6, and 6.8 through 6.12.

4.	Proprietary Information, Intellectual Property, and Records.

4.1	Proprietary Information.

i)
The parties hereto shall use their best efforts and shall keep confidential and not disclose to third parties or use any of the disclosing party’s Proprietary Information (as hereafter defined), except as may be required in providing the Services. Each party hereto will return any Proprietary Information belonging to the disclosing party upon the first to occur of: a) written request of the disclosing party, b) expiration of this Agreement, or c) termination of this Agreement. Proprietary Information will not include any information or material which:

a)	is now in the public domain or which becomes generally available to the public other than as a result of a disclosure by the receiving party; or

b)	was already known to or in the possession of receiving party prior to disclosure as can be demonstrated by documentary evidence; or

c)
was disclosed on a non-confidential basis by a third party, provided that such party is not prohibited by a confidentiality agreement with or other contractual, legal or fiduciary obligation of nondisclosure to the disclosing party.

ii)
“Discovery Proprietary Information” includes (i) all proprietary information and/or material owned by Discovery Labs, and now or hereafter included in Discovery Labs’ intellectual property portfolio including, but not limited to: Surfaxin® (KL4-Surfactant, sinapultide, lucinactant) and/or surfactant lavage techniques used to treat pulmonary diseases, and shall further include all data, materials, products, technology, computer programs, specifications, manuals, business plans, software, marketing plans, and financial information, (ii) all proprietary information, intellectual property and/or material licensed to Discovery Labs, including, without limitation, that certain license granted to Discovery Labs pursuant to the Chrysalis Alliance, (iii) the Base Units and DDPs, (iv) all trade secrets owned, licensed or otherwise developed and controlled by Discovery Labs, including without limitation trade secrets related to the manufacture, release and quality control activities of Discovery Labs’ surfactant replacement therapy platform and aSRT product candidates and delivered to Kloehn as part of a technology transfer, and (v) any information or material learned from or developed by Discovery Labs in the course of the aSRT Project or for Discovery Labs by Kloehn in connection with the Services hereunder.

iii)
“Kloehn Proprietary Information” includes all proprietary information owned or licensed by Kloehn relating to the pumping mechanism and syringe subcomponents and shall further include all of Kloehn’s data, materials, products, technology, computer programs, specifications, manuals, business plans, software, marketing plans, and financial information, to the extent that the foregoing is owned, licensed or developed by Kloehn or otherwise made available to Kloehn by a third party on a confidential basis, as may be disclosed to Discovery Labs as a result of providing the Services hereunder.

iv)	The confidentiality obligations of this Section 4 shall survive the expiration or termination of this Agreement for a period of five (5) years thereafter.

4.2	Intellectual Property.

i)
Kloehn acknowledges and agrees that, as between Discovery Labs and Kloehn, all ownership, copy, patent, trade secrecy, trademark, service mark, trade name and other rights in any and all work product created hereunder (hereinafter “Intellectual Property”), which Intellectual Property shall include, without limitation, all inventions, discoveries, designs, programs, improvements, developments, new concepts, methods, agents, materials, and ideas, whether patentable or not, and products, processes and know-how related to the use or production thereof made or conceived by Kloehn for the aSRT Project pursuant to this Agreement and on behalf of Discovery Labs, during the term of this Agreement or within six (6) months thereafter, that relate to or results from any work performed by Kloehn for Discovery Labs or that make use of Discovery Labs’ equipment, supplies, facilities, technology or trade secrets shall be the sole property of Discovery Labs, including without limitation the information and/or material licensed to Discovery Labs pursuant to the Chrysalis Alliance, whether developed independently by Kloehn or jointly with others and whether Discovery Labs uses, registers or markets the same. For the purposes of this Agreement, “Intellectual Property” does not include any fluidic pump technology and trade secrets that are owned, and were developed by, Kloehn prior to and independently of the Services provided under this Agreement.

ii)
Kloehn does hereby agree to promptly disclose all Intellectual Property to Discovery Labs in writing, sign all papers, execute all oaths and do everything necessary to assign to Discovery Labs, and does hereby assign to Discovery Labs, all rights in and to the Intellectual Property. For these purposes Kloehn agrees to make, constitute and appoint Discovery Labs, irrevocably and coupled with an interest, Kloehn’s true and lawful attorney in fact, in Kloehn’s name, place and stead, to sign, execute, acknowledge, deliver and record all documents and instruments, at any time and in any manner, which Discovery Labs may deem necessary or desirable to grant and assign to Discovery Labs all rights of any nature whatsoever (including, but not limited to the exclusive global copyrights, patents, trademarks and service marks) in and to the Intellectual Property. Such documents and instruments shall include but not be limited to all documents required in applying for and obtaining registration of all priority rights in the Intellectual Property and all documents necessary to assign to Discovery Labs all rights thereto. As necessary and upon request, during and after the term of this Agreement, Kloehn agrees to further assist Discovery Labs to evidence, perfect, register or enforce any and all rights set forth in this Section 4.

iii)
Kloehn acknowledges and agrees that should Kloehn’s services hereunder result in the creation of copyrightable Intellectual Property, said Intellectual Property is a work made for hire as the term is used in the United States Copyright Laws in that it was prepared within the scope of Discovery Labs’ engagement of Kloehn’s services and it constitutes a work specially ordered by Discovery Labs.

iv)
Kloehn may develop innovative fluidic pump technology pursuant to this Agreement and wishes to retain rights to any such technology for all uses other than with respect to respiratory medical devices (“Non-medical Fluidics”).  Such Non-medical Fluidics may constitute “Chrysalis Technology Improvements”, which is defined under the Chrysalis Alliance to include, among other things, inventions created or reduced to practice by or on behalf of Discovery Labs and its subcontractors in the performance of the Chrysalis Alliance, which inventions relate primarily to Chrysalis’ proprietary Aerosol Technology (which includes, without limitation, technologies, devices, processes, equipment, materials and know-how relating to the aerosolization of liquid forms of drug products and the Base Units and DDPs).  Under the Chrysalis Alliance, such Chrysalis Technology Improvements are the property of Chrysalis.  Accordingly, Discovery Labs is unable to agree to the retention of rights by Kloehn in Non-medical Fluidics.  Nevertheless, Discovery Labs acknowledges and agrees that Kloehn may negotiate with Chrysalis for rights to Non-medical Fluidics and, to the extent that an agreement is reached between Kloehn and Chrysalis and provided that such rights are beyond the scope of the rights granted to Discovery Labs under the Chrysalis Alliance, Discovery Labs will execute such agreements as may reasonably be required to transfer and vest such rights to Kloehn.

4.3
Records and Materials. Kloehn agrees to keep, separate and segregate from other work, all documents, records, notebooks, correspondence, processes, techniques, methods, agents, know-how and other material which directly relate to Kloehn’s performance under this Agreement. At Discovery Labs’ request, Kloehn shall afford Discovery Labs access to said records relating to this Agreement. Discovery Labs shall own all right for, title to and interest in such items, whether prepared or acquired by Kloehn or provided to Kloehn by Discovery Labs or other party. Upon expiration or termination of this Agreement or upon earlier request by Discovery Labs, Kloehn shall immediately assemble all tangible items of work in process, notes, plans and other materials related in any way to Kloehn’s performance under this Agreement and all documents, records, notebooks and similar repositories of or containing confidential information, including copies thereof, then in Kloehn’s possession or subject to Kloehn’s control, whether prepared by Kloehn or others, and will promptly (not to exceed five (5) business days after termination) deliver such items to Discovery Labs or, at Discovery Labs’ instructions, destroy them and certify such destruction in writing to Discovery Labs.

4.4
Audits. During the term of this Agreement and for a period of 5 (five) years thereafter, Kloehn agrees to permit Discovery Labs (or its designee) to examine with prior notice at any reasonable time during normal business hours: (a) the facilities where the Services are being performed, and (b) reports, databases and any other relevant information necessary to confirm that the Services are being conducted in conformance with this Agreement and in compliance with applicable laws and regulations. Kloehn agrees to cooperate with Discovery Labs (or its designee) and provide all requested documentation. Kloehn agrees to take or cause to be taken any reasonable actions requested by the Company to cure deficiencies noted during an audit or inspection.

5.	Future Transactions

5.1
The parties contemplate that Kloehn’s satisfactory performance of the Services, when combined with the achievement, as determined in the sole and unfettered discretion of Discovery Labs, of satisfactory developmental, clinical, marketing, business and financial results with respect to the aSRT Project, provide the basis for future agreements between Discovery Labs and Kloehn. Specifically, (a) Kloehn must timely perform the Services according to the standards set forth in this Agreement and the Quality Agreement, (b) Kloehn must establish and maintain the technology necessary to support any future iteration of the aSRT Project, and (c) Kloehn must maintain a competitive Services pricing structure. For the avoidance of doubt, assuming that the expectations and business needs of the parties and all applicable technical and regulatory requirements are satisfied at all times, and subject to the contingencies noted in Section 5.2, the parties anticipate, and agree to negotiate in good faith to enter into, future agreements associated with the aSRT Project, with specific reference, but potentially not limited to, the core business of Kloehn, fluidic pump technology.

5.2
Kloehn acknowledges that, to manufacture and market aSRT devices in accordance with cGMP and to assure a continuous supply of Base Units and DDPs at all times, Discovery Labs intends to work with more than one FDA-qualified manufacturer and integrator and, in order to secure the commitment of such manufacturers and integrators, Discovery Labs will likely be required to direct a minimal level of orders to such entities. Notwithstanding the foregoing, with respect to Kloehn’s core business of developing and manufacturing pumping mechanisms and syringe subcomponents, in which Kloehn asserts a proprietary interest and related intellectual property (the “Kloehn Subcomponents”), Discovery Labs and Kloehn agree to negotiate in good faith to execute and deliver an agreement under which Kloehn will be the sole manufacturer of the Kloehn Subcomponents, provided that such agreement shall contain terms and conditions satisfactory to both parties providing for back-up inventories and, further providing for volume requirements, mechanisms to transfer manufacturing processes and know-how to one or more successor manufacturers designated by Discovery Labs in the event of a default or failure by Kloehn to manufacture to Discovery Labs’ specifications. The foregoing assumes that the expectations and business needs of the parties and applicable technical and regulatory requirements are and will continue to be satisfied at all times.

5.3
Notwithstanding anything in this Agreement to the contrary, Kloehn acknowledges that Discovery Labs may enter into one or more agreements with other parties (“Collaborators”) for the purpose of assigning or delegating to such Collaborators (pursuant to licensing or other arrangements) commercialization, manufacturing and assembly responsibilities for the Base Units, DDPs and related equipment. Such arrangements may provide, among other things, that Discovery Labs would no longer act as the procurer of Base Units, DDPs and related systems. In such event, Discovery Labs will not be obligated to require such Collaborators to comply with the undertakings of Discovery Labs under this Agreement, but will apprise such Collaborators of Kloehn’s previous commitment to the aSRT Project and will discuss with such Collaborators Kloehn’s historical performance under this Agreement and, to the extent practical, facilitate negotiations between such Collaborators and Kloehn, in particular with respect to the core business of Kloehn, fluidic pump technology. Kloehn acknowledges that Discovery Labs can not compel such Collaborators to agree to negotiate in good faith to enter into future agreements.

5.4
Notwithstanding the foregoing, the parties recognize that there can be no assurance that Discovery Labs, or any of its potential Collaborators, will deem it necessary or desirable to pursue the development of the aSRT Project, or that unforeseen developments, including, without limitation, actions of the FDA or other governmental agency, may not arise which would make the continuation of Kloehn’s Services in the event of the ongoing development and ensuing commercialization of the aSRT Project undesirable or impractical.

6.	Miscellaneous Provisions.

6.1
Assignment. Due to the specialized nature of the Services provided by Kloehn hereunder, Kloehn may not assign, transfer or convey this Agreement or any moneys due or to become due hereunder without the prior written consent of Discovery Labs, which consent shall not be unreasonably withheld. Discovery Labs may assign its rights and obligations under this Agreement without the consent of Kloehn.

6.2
Notices. All notices under this Agreement shall be given in writing and delivered personally (against receipt), sent by prepaid registered or certified mail, return receipt requested, or by prepaid overnight courier service or, to the extent receipt is confirmed, telecopy or other electronic transmission service, to the appropriate address or number as set forth below:

If to Discovery Labs:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976-3622
Attention: Chuck Katzer, Senior Vice President, Manufacturing Operations
Fax: (215) 488-9530
E-mail: ckatzer@discoverylabs.com

With a copy to:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976-3622
Attention: David Lopez, Executive Vice President, General Counsel
Fax: (215) 488-9557
E-mail: dlopez@discoverylabs.com

If to Kloehn:

Kloehn Ltd. USA
10000 Banburry Cross Drive
Las Vegas, NV 89144
Attention: Michael Marshall, Vice President, General Manager
Fax: (702) 243-7727
E-mail: mmarshall@kloehn.com

With a copy to:

Kenneth L. Sherman, Esq.
Myers Dawes Andras & Sherman, LLP
19900 MacArthur Boulevard, 11th Floor
Irvine, CA 92612
Fax: (949) 223-9610
E-mail: sherman@mdaslaw.com

or to such addresses either party may from time to time designate by written notice to the other, and shall be given by mail (postage prepaid), express courier (prepaid), fax or by personal delivery. The date of receipt by fax, personal delivery, express courier or mailing as the case may be, shall be deemed the date of delivery to a party.

6.3	Representations and Warranties. Kloehn represents and warrants that:

i)
as of the Effective Date of this Agreement, Kloehn has no conflicting third party agreements, and Kloehn will not enter into any third party agreements during the Term of this Agreement that would prevent or interfere with Kloehn’s performance of Kloehn’s obligations hereunder; and

ii)
if applicable, the person(s) responsible for providing the Services has not been debarred by the FDA under 21 U.S.C. 335a and that it will not subcontract any of the Services to any person who has been debarred.

6.4
Indemnification. Kloehn shall indemnify, defend and hold Discovery Labs harmless from and against any claim, loss, damage and expense including reasonable attorney’s fees (the foregoing, individually and collectively, “Claim”), arising out of Kloehn’s breach or alleged breach of any of the covenants, representations and warranties contained in this Agreement and arising out of Services performed and carried out pursuant to this Agreement; provided, however, that Kloehn shall have no obligation to indemnify Discovery Labs to the extent that it shall be finally determined by a court of competent jurisdiction that such claim, loss, damage and expense are the result of Discovery Labs’ gross negligence or willful misconduct, and in such event, Discovery Labs shall be required to reimburse Kloehn for costs of defense incurred by Kloehn prior to such determination. The indemnity provided in this Agreement shall be in addition to, and not in substitution of, any indemnity provided in the Quality Agreement or other agreement between the parties. Discovery Labs acknowledges and agrees that the indemnity provided in this Section 6.4 is limited to the performance and undertakings of Kloehn under this Agreement. In the event any Claims arise out of or relate to the use of Base Units and Disposable Dose Packets to treat humans as part of a clinical trial, Discovery Labs acknowledges that Kloehn will be obligated to indemnify Discovery Labs pursuant to this Section 6.4 only if, and only to the extent that, Kloehn shall have breached this Agreement, for example, by manufacturing Base Units or Disposable Dose Packets that deviate from the specifications provided in an applicable PWO, and not in connection with Claims arising out of a defect in the design of the Base Units or Disposable Dose Packets or the improper use of the Base Units or Disposable Dose Packets by third parties.

6.5
Independent Contractor. The parties hereto are acting as independent contractors and shall not be deemed to be partners, joint ventures or each other’s employees or agents. Neither party shall have the right to act on behalf of the other except as expressly set forth in this Agreement. Kloehn will be solely responsible for and will pay all taxes related to the receipt of payments hereunder and shall give reasonable proof and supporting documents, if reasonably requested, to verify the payment of such taxes.

6.6
Insurance. Throughout the term of this Agreement, Kloehn shall maintain, and shall provide to Discovery Labs, copies of insurance policies with the following minimum coverages and under which Discovery Labs shall be named an additional insured: (i) standard property insurance, in such form as is acceptable to Discovery Labs and covering all component materials, equipment, improvements and all devices (including all such materials, equipment, improvements and devices that are owned by Discovery Labs and in the possession of Kloehn at any time), in such amounts, and with such retentions, deductibles, limits and sub-limits as Discovery Labs and Kloehn shall agree, but in no event less than the estimated replacement cost of Kloehn’s facility and all fixtures, equipment, inventory and other personal property located therein, and the cost of re-validating and qualifying the facility under the FDA regulations, (ii) standard general liability insurance including bodily injury, death, property damage in a minimum amount of $5,000,000 per occurrence and $10,000,000 in the aggregate; (iii) product liability insurance in a minimum amount of $5,000,000 per occurrence and $10,000,000 in the aggregate; (iv) workers compensation insurance; and (v) such other coverages as are normal and customary in the industry for similar contract manufacturers and integrators, in such amounts as are reasonably acceptable to both parties.

6.7
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, United States of America (regardless of its or any other jurisdiction’s choice-of-law principles).

6.8
Equitable Remedies. Each of the parties agrees that money damages would not be a sufficient remedy for any breach of this Agreement by such party and that the other party will be entitled to seek specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

6.9
Waiver. Failure by either party to insist on strict adherence to any one or more of the terms or conditions of this Agreement, or on one or more occasions, will not be construed as a waiver, nor deprive that party of the right to require strict compliance with the same thereafter.

6.10
Business Identifiers; Publicity. Neither party shall use the trade name, logos, or trademarks of the other party and/or its products or services without the other party’s prior written consent. Neither party shall identify the other party as a prospective, current, or former client in any press release, publicity, advertising, or other disclosure without prior written consent of the other party. Notwithstanding the foregoing, Discovery Labs may disclose the existence of this Agreement, the identity of Kloehn and the nature of the Services provided hereunder, if in the reasonable exercise of its judgment, Discovery Labs concludes that disclosure is necessary or appropriate to comply with the requirements of the federal securities laws.

6.11
Severability. If any provision of this Agreement is for any reason declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining provisions will not be affected and the remaining portion of this Agreement will remain in full force and effect as if this Agreement had been executed with said provisions eliminated.

6.12
Entire Agreement. This Agreement, the Quality Agreement dated even date herewith, and the Confidentiality Agreement dated as of January 11, 2006, contain the entire agreement of the parties and supersedes and cancels all other agreements, discussions, representations or understandings between the parties with respect to the subject matter hereof, including the Interim Letter Agreement dated as of April 12, 2006 between the parties. No amendments hereto, or waivers or releases of obligations hereunder, shall be effective unless agreed to in writing by the parties hereto. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

DISCOVERY LABORATORIES, INC.	KLOEHN LTD.

By:	By:
Name:	Name:
Title:	Title:

Attachment A

Sample Project Work Order

Project Work Order pursuant to Master Services Agreement between Discovery Laboratories, Inc. and Kloehn Ltd., dated August 10, 2007 (the “Agreement”).

1. Describe, in detail, the activities to be to be performed hereunder:

2. Specifications:

3. Budget:

4. Fees:

5. Milestone and other reporting requirements:

6. Timelines:

7. The Services to be performed pursuant to this PWO shall be subject to quality control testing and approval as set forth in the Quality Agreement between the parties dated April 20, 2007.

-i-

8. In the event of termination of the Agreement the following the respective responsibilities of the parties are as follows:

DISCOVERY LABORATORIES, INC.	KLOEHN LTD.

By:	By:
Name:	Name:
Title:	Title:

-ii-